UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549
FORM 4
          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( )  Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1.  Name and Address of Reporting Person
    Mosier, Deborah D.

    5916 W. 7th Ave
    Stillwater, OK 74074
    USA
2.  Issuer Name and Ticker or Trading Symbol
    TMS, Inc./TMSS

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year
    October 2001

5.  If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ( ) Director ( ) 10% Owner (X) Officer (give title below) ( )
    Other
     (specify below)
    President
7.  Individual or Joint/Group Filing (Check Applicable Line)
    (X) Form filed by One Reporting Person
    ( ) Form filed by More than One Reporting Person



_______________________________
  Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially owned
______________________________________________________________________________________________________________________
1. Title of Security            |2.           |3.             |4.Securities Acquired |(A)  |5.Amount of    |6.Dir   |7.Nature of
                                |             |               |                            |               |        |Indirect
                                |Transaction  |Transaction    |or Disposed of (D)          |Securities     |ect     |Beneficial
                                |             |               |                            |               |        |Ownership
                                |Date         |Code           |                            |Beneficially   |(D)or   |
                                |             |        |      |         |(A)|/  |          |Owned at       |Indir   |
                                |             |Code    |V     |Amount   |(D)    |Price     |End of Month   |ect(I)  |
                                |             |        |      |         |       |          |               |        |
______________________________________________________________________________________________________________________
                                |             |        |      |         |       |          |               |        |
Common Stock, $.05 par value    |10/31/2001   |A       |      |1,000    |A      |          |47,000         |D       |
----------------------------------------------------------------------------------------------------------------------
______________________________________________________________________________________________________________________
______________________________________________________________________________________________________________________
  Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
_______________________________________________________________________________________________________________________
1.Title of  |2.Con-   |3.          |4.           |5.Number  |6.Date        |7.Title     |8.Price  |9.Number     |10.    |11.Nature
Derivative  |         |            |             |of De     |Exer          |and Amount  |         |             |       |of
  Security  |version  |Transaction |Transaction  |rivative  |cisable and   |  of        |of Deri  |of Deriva    |Dir    |Indirect
            |         |            |             |Secu      |              |Underlying  |         |             |       |
            |or Exer  |Date        |      |      |rities    |Expiration    |Securities  |vative   |tive         |ect    |Beneficial
            |         |            |      |      |Acqui     |              |            |         |             |       |
            |cise     |            |      |      | red(A)   |Date(Month/   |            |Secu     |Securities   |(D)|   |
            |         |            |      |      |or Dis    |              |            |         |             |Owner  |
            |         |            |      |      |          |              |            |         |             |ship   |
            |Price    |            |      |      |posed     |Day/Year)     |            |rity     |Benefi       |or     |
            |of       |            |      |      |of(D)     |              |            |         |             |       |
            |Deriva-  |(Month/     |      |      |          |Date   |Expi  |Title       |Amount   |ficially     |Ind    |
            |         |            |      |      |          |       |rat-  |            |or       |             |       |
            |tive     |Day/        |      |      | (A)|/    |Exer-  |ion   |            |Number   |Owned at     |ire    |
            |Secu-    |Year)       |      |      | (D)      |cisa-  |Date  |            |of       |End of       |ct     |
            |         |            |      |      |          |       |      |            |Shares   |             |       |
            |rity     |            |Code  |V     |          |ble    |      |            |         |Month        |(I)    |
_______________________________________________________________________________________________________________________
            |         |            |      |      |     |    |       |      |            |         |150,000      |D      |
Stock       |         |            |      |      |     |    |       |      |            |         |             |       |
Option      |         |            |      |      |     |    |       |      |            |         |             |       |
 (right to  |         |            |      |      |     |    |       |      |            |         |             |       |
buy)        |         |            |      |      |     |    |       |      |            |         |             |       |
-------------------------------------------------------------------------------------------------------------------------
            |         |            |      |      |     |    |       |      |            |         |             |       |
            |         |            |      |      |     |    |       |      |            |         |             |       |
            |         |            |      |      |     |    |       |      |            |         |             |       |
- ------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:
SIGNATURE OF REPORTING PERSON


/s/ Deborah D. Mosier
October 31, 2001